NEWS
For Immediate Release

For additional information contact:

Marty Schwenner
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com

Magnetek Announces Second Quarter Fiscal 2012 Results

Q2 Highlights

•
Net income from continuing operations increased 48% to nearly $2.3 million, or $.70 per diluted share, compared to prior year net income from continuing operations of $1.5 million, or $.48 per diluted share.

•	Second quarter net sales totaled $29.0 million, down from $31.1 million in the prior year quarter, due to lower sales of wind power inverters.

•	Cash balances increased by $1.3 million during the second quarter to $27.3 million after contributing $3.9 million to pension plan.

Menomonee Falls, Wis., August 8, 2012 -- Magnetek, Inc. (“Magnetek” or “the Company”, NASDAQ: MAG) today reported the results of its second quarter of fiscal year 2012, ended July 1, 2012.

Second Quarter Results

In the second quarter of fiscal 2012, Magnetek recorded revenue of $29.0 million, a slight sequential increase from the first quarter of fiscal 2012, but a 7% decrease from the prior year quarter. The decrease in sales from the prior year quarter reflects lower sales of wind power inverters, partially offset by sales growth of products for material handling and mining markets. Despite the lower sales, second quarter pre-tax income from operations increased more than 50% to $2.5 million from $1.6 million in the comparable quarter last year, due mainly to lower operating expenses.
“Sales into our traditional served markets continued to grow at a moderate pace during the second quarter. Conditions in those markets remained largely favorable during the period, particularly in material handling, where our sales increased to nearly $19 million during the quarter,” said Peter McCormick, Magnetek's president and chief executive officer. “Similar to our first quarter, growth in our industrial markets was offset by declining sales of wind inverters, as renewable energy market conditions remain quite challenging. However the favorable shift in our sales mix toward our traditional markets helped us generate gross margins of 35% in the second quarter. In addition, we improved our liquidity by increasing our cash balances to more than $27 million,” said Mr. McCormick.
Gross profit amounted to $10.2 million (35.0% of sales) in the second quarter of 2012 versus $10.4 million (33.5% of sales) in the same period a year ago. Total operating expenses, consisting of research and development, pension expense and selling, general and administrative costs, were $7.6 million in the second quarter of 2012, compared to $8.8 million in the prior year period. Compared to the prior year, most of the decrease in operating expenses was due to lower incentive compensation provisions.
Income from continuing operations after provision for income taxes in the second quarter was $2.3 million, or $.70 per diluted share, compared to after-tax income from continuing operations of $1.5 million, or $.48 per diluted share, in the same period last year.
Second quarter results of discontinued operations include income of $1.1 million from non-cash adjustments of liabilities related to previously owned businesses. Including the results of discontinued operations, the Company recorded net income of $.99 per diluted share in the second quarter of 2012 versus net income of $.37 per diluted share in the same period of 2011.
Unrestricted cash balances increased by $1.3 million during the first quarter to $27.0 million at July 1, 2012, after contributing $3.9 million to the Company's defined benefit pension plan, reflecting continued strong operating results.

Operations and Outlook

Second quarter 2012 bookings were $28.1 million compared to bookings of $25.7 million in the comparable quarter last year. Total Company order backlog was $17.0 million at July 1, 2012.
“Demand levels remain firm in our largest served market, material handling, as evidenced by second quarter bookings of more than $21 million. Continuing softness in incoming orders in renewable energy markets negatively impacted our book-to-bill ratio for the quarter,” said Mr. McCormick. “We continue to market our utility-scale solar inverter, however receipt of any orders in the second half of 2012 likely will not result in meaningful revenue until 2013 due to lengthy project lead times. At the same time, shipments of wind inverters through the first six months of 2012 have depleted most of our renewable energy backlog. Accordingly, we're currently expecting a fairly steep decline in renewable energy sales in the third quarter. In response, we've taken actions to reduce our cost structure given the expected reduction in revenue. Further, we believe we can offset part of the decline with higher sales of products for material handling applications. Also note that sales of our industrial products have higher gross margins than our renewable energy product offerings, so our sales mix should be more favorable. In summary, while we're projecting sequentially lower sales and profitability in the third quarter, we still expect to generate healthy levels of profit and cash flow, prior to pension contributions, in the third quarter,” concluded Mr. McCormick.

Pension Update

As previously disclosed, Magnetek has an underfunded defined benefit pension plan that was frozen in 2003. Based mainly on the number of participants and decreasing interest rates over the past several years, the Company's annual pension expense and required minimum contributions to the pension plan have been significant for the past several years.
In its Transition Report on Form 10-K for the six-month transition period ended January 1, 2012, the Company disclosed that its estimated minimum contributions to its pension plan for fiscal years 2013 and 2014 aggregated $52 million. Federal legislation signed into law on July 6, 2012, allows pension plan sponsors to use an adjusted 25-year average corporate bond rate versus the current two-year average. Use of the 25-year average rate is expected to result in higher interest rate assumptions in valuing plan liabilities and in determining funding obligations, which in turn will result in lower minimum required contributions for plan sponsors in the near term. As a result of these legislative changes, the Company now estimates that its fiscal 2013 minimum required pension contributions will decrease to $19 million from the previously expected amount of $26 million. In addition, fiscal 2014 minimum required contributions are currently estimated at $24 million from the previously estimated amount of $26 million.
These estimates and the actual timing and amount of required plan contributions are dependent upon many factors, including returns on invested assets, the level of certain market interest rates, the discount rate used to determine pension obligations, the regulations to be adopted that implement the legislation, and other potential regulatory actions.

Company Webcast

This morning, at 11:00 a.m. Eastern Daylight Time, Magnetek management will host a conference call to discuss Magnetek's second quarter 2012 results. The conference call will be carried live and individual investors can listen to the call at www.earnings.com while institutional investors can access the call at www.streetevents.com. A replay of the call will be available on the “Investor Relations” page of Magnetek's website www.magnetek.com for at least ninety days. A replay of the call also will be available through August 15, 2012, by phoning 617-801-6888 (passcode # 49878440).
Magnetek, Inc. (NASDAQ: MAG) manufactures digital power and motion control systems used in material handling, people moving and energy delivery. The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, Pa. and Bridgeville, Pa. as well as Menomonee Falls.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its fiscal quarter ending September 30, 2012, and its fiscal years 2012, 2013, and 2014. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, and renewable energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company's ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
The Company may, in the course of its financial presentations, earnings releases, earnings conference calls, and otherwise, publicly disclose certain numerical measures which are or may be considered "non-GAAP financial measures” under SEC Regulation G.  "GAAP" refers to generally accepted accounting principles in the United States.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company's financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  The Company's public disclosures may include non-GAAP measures such as EBITDA and adjusted EBITDA.  EBITDA represents its GAAP results adjusted to exclude interest, taxes, depreciation and amortization.  Adjusted EBITDA represents EBITDA adjusted to exclude non-cash pension and stock compensation expenses.

Magnetek, Inc.
Consolidated Results of Operations
(in thousands except per share data)

	Three months ended		Six months ended
	(Unaudited)		(Unaudited)
	(13 weeks)	(13 weeks)	(26 weeks)	(26 weeks)
	July 1,	July 3,	July 1,	July 3,
Results of Operations:	2012	2011	2012	2011
Net sales	$29,001	$31,058	$57,726	$58,889
Cost of sales	18,846	20,659	36,930	39,746
Gross profit	10,155	10,399	20,796	19,143
Operating expenses:
Research and development	955	1,174	1,945	2,291
Pension expense	1,675	1,595	3,350	3,189
Selling, general and administrative	4,985	5,992	10,510	10,543
Total operating expenses	7,615	8,761	15,805	16,023
Income from continuing operations before
provision for income taxes	2,540	1,638	4,991	3,120
Provision for income taxes	267	102	543	343
Income from continuing operations	2,273	1,536	4,448	2,777
Income (loss) from discontinued operations	946	(351)	5,652	(621)
Net income	$3,219	$1,185	$10,100	$2,156

Earnings per common share - basic:
Income from continuing operations	$0.72	$0.49	$1.41	$0.89
Income (loss) from discontinued operations	$0.30	$(0.11)	$1.79	$(0.20)
Net income per common share	$1.02	$0.38	$3.19	$0.69

Earnings per common share - diluted:
Income from continuing operations	$0.70	$0.48	$1.37	$0.87
Income (loss) from discontinued operations	$0.29	$(0.11)	$1.74	$(0.20)
Net income per common share	$0.99	$0.37	$3.11	$0.67

Weighted average shares outstanding:
Basic	3,168	3,136	3,165	3,135
Diluted	3,265	3,198	3,251	3,192

	Three months ended		Six months ended
	(Unaudited)		(Unaudited)
	July 1,	July 3,	July 1,	July 3,
Other Data:	2012	2011	2012	2011
Depreciation expense	$217	$221	$433	$475
Amortization expense	14	13	27	26
Capital expenditures	138	293	614	549

Magnetek, Inc.
Consolidated Balance Sheet
(in thousands)

	July 1,
	2012	January 1,
	(unaudited)	2012
Cash	$27,003	$20,594
Restricted cash	262	262
Accounts receivable	18,512	16,739
Inventories	13,813	13,705
Prepaid and other current assets	532	932
Total current assets	60,122	52,232

Property, plant & equipment, net	4,169	3,986
Goodwill	30,469	30,465
Other assets	5,387	5,322

Total assets	$100,147	$92,005

Accounts payable	$11,123	$14,373
Accrued liabilities	7,327	6,504
Total current liabilities	18,450	20,877

Pension benefit obligations, net	93,601	98,108
Other long-term obligations	1,473	1,517
Deferred income taxes	7,708	7,248
Total liabilities	121,232	127,750

Common stock	32	32
Paid in capital in excess of par value	141,284	140,743
Retained earnings	11,433	1,333
Accumulated other comprehensive loss	(173,834)	(177,853)
Total stockholders' deficit	(21,085)	(35,745)

Total liabilities and stockholders' deficit	$100,147	$92,005